Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Management Board

Alpha Beta Netherlands Holding N.V.:

We consent to the use of our report dated April 22, 2011, with respect to the balance sheet of Alpha Beta Netherlands Holding N.V. as of February 10, 2011, included herein and to the reference to our firm under the heading “Experts” in the registration document.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

April 22, 2011